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                                                                    Exhibit 99.1
                                        JDA SOFTWARE INVESTOR RELATIONS Contact:
-                                Kristen L. Magnuson, Senior Vice President, CFO
-                            Phone: (602) 404-5500; Email: kris.magnuson@jda.com
- JDA SOFTWARE GROUP, INC.
-
-                                         JDA SOFTWARE PUBLIC RELATIONS CONTACT:
-                           Michelle Sparks, Marketing Communications Specialist
-  NEWS RELEASE           Phone: (602) 308-3294;  Email: michelle.sparks@jda.com
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               JDA SOFTWARE ANNOUNCES BOARD OF DIRECTOR CHANGE
                Crawford L. Cole Replaced with William Keiper


PHOENIX, ARIZ. - APRIL 23, 1998 - JDA(R) SOFTWARE GROUP, INC. (NASDAQ: JDAS), an international provider of enterprise retail solutions, announced the resignation of CRAWFORD L. COLE from JDA's Board of Directors, and the appointment of WILLIAM KEIPER to replace Cole on the Board. Keiper's appointment and Cole's resignation are effective April 22, 1998.

      Keiper brings to this position over 22 years of business experience, including over 10 years in the area of information technology. Commenting on Keiper's appointment , JDA CHIEF EXECUTIVE OFFICER BRENT W. LIPPMAN, stated, "Will has a proven track record in the IT industry. He has helped companies increase sales by hundreds of millions of dollars and helped them create significant company asset and market value. We welcome Will to our Board of Directors and look forward to his significant contributions."

      Cole, who is the president and chief executive officer of West Marine Products Inc., a JDA retail client, has served on JDA's Board since January 1996. JDA and Cole attributed his resignation to their mutual desire to negotiate West Marine's request for reimbursement of certain costs incurred by West Marine during its implementation of JDA's Distributed Store Systems(TM) for Windows (Win/DSS(TM)) software product. The Company believes the amounts in dispute are not material relative to JDA's operating results and financial condition.

      Lippman stated, "We would like to express our gratitude for Crawford's diligent and thoughtful service on our Board of Directors, and his assistance in supporting the success of JDA since prior to our initial public offering in March 1996. We regret that, in light of the current status of our discussions with Crawford, we have mutually determined it to be in the best interests of our stockholders and Crawford for JDA to accept his resignation at this time."

      Commented Cole, "I have appreciated my association with JDA, and wish the Company continued success. I regret that my obligation to negotiate with JDA on behalf of West Marine now makes it advisable for me to resign."

      JDA's products are highly complex, and implementation of such products generally involves a significant amount of customer-specific customization, and may involve integration with systems developed by third parties. The Company's future business growth is substantially dependent on the continued development of market acceptance of its newer, client/server products. If customers experience significant problems with implementation of JDA's client/server products or are otherwise dissatisfied with the functionality or performance of such products, or if such products fail to achieve market acceptance for any


For Release                                                                 more
April 23, 1998
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JDA Board Changes

reason, the Company's business, operating results and financial condition would be materially adversely affected. There can be no assurance that any dispute with West Marine Products, Inc. can or will be resolved in a timely manner or on terms acceptable to the Company, or that any resolution adverse to the Company would not have a material adverse effect on the Company's business, operating results, or financial condition.

ABOUT WILL KEIPER

      Keiper currently serves as managing director of Software Equity Group, LLC., a firm specializing in software mergers, acquisitions and strategic consulting. In addition, he is president-elect of the Arizona Software Association, the fourth largest software association in the U.S.

      From January 1993 to October 1997, Keiper was an officer and member of the Board of Directors for Artisoft, Inc., a publicly traded company that develops computer software, including the small business networking solution LANtastic. He also served as Artisoft's Chief Executive Officer from June 1993 and Chairman of the Board from October 1995. Keiper has also held a variety of other executive positions with publicly traded companies such as President and Chief Operating Officer for MicroAge Inc., a $4 billion Fortune 500 integrator, distributor and marketer of information technology products and services. In addition, he spent nine years practicing corporate and commercial law.

      Keiper received his Bachelor of Science degree in Business from Eastern Illinois University, a law degree from Arizona State University, and a master's degree in International Management from the American Graduate School of International Management. In addition, he has completed several leading educational programs relevant to his profession, such as the Philip Crosby Quality Improvement Process Management College.

ABOUT JDA SOFTWARE GROUP, INC.

      JDA Software Group, Inc. is a leading international provider of integrated enterprise-wide software products and services that address the mission-critical management information needs of the retail supply chain.

      The Company's products include: merchandising, financial, and decision support systems at the corporate level; point-of-sale, back-office and distributing process applications at the store level; and warehouse management and logistics systems at the distribution level.

      Founded in 1985, JDA employs more than 700 associates. With headquarters in Phoenix, Arizona, the Company has operations in major cities throughout the United States as well as international operations in Australia, Brazil, Canada, Chile, France, Germany, Mexico, Singapore and the United Kingdom.

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CONTACT: JDA Software Group, Inc., Phoenix
Kristen L. Magnuson, 602/404-5500 (investor relations)
E-mail: kris.magnuson@jda.com
Michelle Sparks, 602/308-3294 (public relations)
E-mail: michelle sparks@jda.com